Filed pursuant to Rule 433 Registration Statement No. 333-180300-03 November 4, 2013

Credit Suisse Equity Sector Rotation Blue

Index Target Volatility 5%

The Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5% (the “Index”) is a rules-based index that seeks to generate positive returns through a sector rotation strategy. The Index allocates weighted long exposure to ten S&P Sector Indices (the “Sector Indices”) determined each month by references to signals relating to the implied volatility and skew of certain options on the stocks in the respective Sector Indices. A target volatility feature that seeks to achieve an annualized 5% volatility target is applied on a monthly basis.

Investor Applications

Enhanced Beta with Target Volatility 5%:
with a unique portfolio generation process based on information from options market and a target volatility overlay, this index can complement investment programs.

Index Details
Full Name: Credit Suisse Equity Sector Rotation Blue Index Target Volatility 5%
Ticker: CSEARCLB
Index Inception Date: June 21, 2013
Source: Bloomberg, Credit Suisse

Methodology

Every month, the sector allocations will be determined by reference to the implied volatility and skew signals. The volatility signal and skew signal are derived from price movements of the call and put options on the individual stock components of the Sector Indices. The signals are then aggregated at the sector level to produce volatility and skew signals for each sector. The implied volatility signal and the skew signal are ranked respectively for each sector, before being combined and weights assigned.

The Index allocates exposure to the Sector Indices based on the combined implied volatility and skew signals through a formula that allocates more weight to Sector Indices that exhibit high implied volatility relative to their history and relatively flatter skew than Sector Indices that are characterized by low implied volatility relative to their history and relatively steeper skew. The Index is a synthetic price return version of the Credit Suisse Equity Total Return Sector Rotation Blue Index, adjusted for a hypothetical dividend yield of 2.5%.

Finally, the actual exposure to all sectors is adjusted monthly according to a target volatility feature that seeks to achieve a target volatility of 5%.

Example of Allocation between Sectors:

Selected Risk Considerations

THE EQUITY MARKETS MAY BE VOLATILE —Equity markets can be volatile and equity security prices can change substantially over long or short time periods. The price of a particular equity security may rise or fall, sometimes rapidly or unpredictably, as a result of changes affecting markets broadly, or due to, changes in such equity security issuer’s financial condition, the demand for its goods or services, the perception regarding the quality of its management or other impacts on its business. Market impacts may affect single companies, whole industries or the entire market. Since the Index allocates exposure to ten S&P 500® Sector Indices, each of which is comprised of equity securities included in the S&P 500® Index, factors affecting these equity securities may be expected to have a comparable impact on the Index.

THE PERFORMANCE OF THE INDEX WILL DEPEND UPON THE SUCCESS OF THE INDEX STRATEGY IN ALLOCATING WEIGHTS AMONG THE SECTOR INDICES — The Index seeks to generate positive returns through weighted exposure to ten Sector Indices. Each month, the relative weightings of the exposure to the Sector Indices will be determined based on the implied volatility and skew signals derived from price movements of the options on the stock components of the Sector Indices, in accordance with the methodology of the Index. No assurance can be given that the sector rotation strategy employed by the Index will be successful or that Sector Indices with greater weightings will perform better than other Sector Indices with relatively less exposure during any monthly period or over the term of securities linked to the Index. It is possible that the levels of Sector Indices in general, or those with relatively greater weightings, will decrease and cause the level of the Index to fall. Additionally, the Sector Indices with the greater weightings may underperform and produce lower returns than an investment in a diversified portfolio of assets or a different combination of Sector Indices. Moreover, the Index is adjusted for a hypothetical dividend yield of 2.5% which reduces the value of the Index in order to reflect a price return version of the Index. The hypothetical dividend is not designed to be equivalent to the annual dividend yield of any particular Sector Index or the S&P 500® Index.

THERE IS NO GUARANTEE THAT THE INDEX WILL ACHIEVE ITS STATED TARGET OF 5% ANNUALIZED VOLATILITY — The Index is derived from a synthetic price return version of the Credit Suisse Equity Sector Rotation Index, as adjusted for a hypothetical dividend yield. The Index seeks to achieve a specific volatility target by adjusting the exposure to the Sector Indices monthly based on their observed realized volatility over a recent time period. There is no guarantee that the Index will achieve its stated target of 5% annualized volatility.

ALLOCATION OF EXPOSURE WEIGHTINGS OF EACH SECTOR INDEX IS BASED ON HISTORICAL AND IMPLIED VOLATILITY THAT MAY NOT EFFECTIVELY PREDICT TRENDS IN FUTURE VOLATILITY — The Index allocates its weightings to the Sector Indices based on predetermined rules which use a combination of historical volatility and market estimates of future volatility of stock options to predict future trends in price movements of the stocks comprising the Sector Indices. There can be no assurance that the rules used by the Index will accurately predict market volatility or such price movements over time.

NO RIGHTS IN ANY OF THE UNDERLYING EQUITY SECURITIES THAT COMPRISE THE SECTOR INDICES —The exposure of the Index to the Sector Indices is purely notional, and there is no actual portfolio of assets in which any investor in the Index has any ownership or other interest. The return on any security linked to the Index will not reflect the return an investor in such securities would realize if it actually owned the equity securities in the Sector Indices that comprise the Index. The return on such investment, which is based on the percentage change in the Index, is not the same as the total return based on the purchase of shares of the equity securities in the Sector Indices that comprise the Index.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS — Holders of securities linked to the Index will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities in the Sector Indices that comprise the Index.

THE INDEX HAS VERY LIMITED ACTUAL PERFORMANCE HISTORY — The Index began publication on June 21, 2013. Accordingly, the Index has very limited actual historical data, and the retrospectively calculated performance of the Index may not be representative of the Index’s potential performance under other market conditions.

THE POLICIES AND DECISIONS OF THE INDEX SPONSOR AND THE SPONSOR OF THE SECTOR INDICES COULD AFFECT THE LEVEL OF THE INDEX — The policies and decisions of the Index Sponsor and the sponsor of the Sector Indices, including any additions, deletions or substitutions of the underlying equity securities that comprise the Sector Indices could adversely affect the level of the Index. Additionally, the sponsor of the Sector Indices may discontinue or suspend dissemination of the Sector Indices. Any of these actions could adversely affect the level of the Index.

POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the Index, including acting as Index Sponsor and Index Calculation Agent. In performing these roles, the economic interests of the Index Sponsor, Index Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in any securities linked to the Index.

ANY SECURITIES WILL BE SUBJECT TO THE CREDIT RISK OF THE ISSUER – The payment of any amount due on any securities issued by Credit Suisse AG (“Credit Suisse”), including any applicable interest payments, early redemption payment or payment at maturity, is subject to the credit risk of Credit Suisse.

THESE RISKS ARE NOT EXHAUSTIVE – The selected risk considerations herein are not intended as a complete description of all the risks associated with the Index or risks relating to any securities linked to the Index. For further information regarding risks, please see the section entitled “Risk Factors” in the applicable pricing supplement to which this communication relates.

Past performance or results should not be taken as an indication or guarantee of future performance or results, and no representation or warranty, express or implied is made regarding future performance or results.

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